                                                                     EXHIBIT 5.1

                 [LETTERHEAD OF WACHTELL, LIPTON, ROSEN & KATZ]



                                December 3, 1999



Alaska Communications Systems Group, Inc.
510 L. Street, Suite 500
Anchorage, Alaska 99501

          RE:  Alaska Communications Systems Group, Inc.
               Registration Statement on Form S-8
               -----------------------------------------

Ladies and Gentlemen:

          We have acted as special counsel to Alaska Communications Systems Group, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-8, as the same may be amended from time to time, filed with the Securities and Exchange Commission (the "Registration Statement") in connection with the registration of 6,021,489 shares of common stock, par value $.01 per share (the "Shares"), of the Company under the Securities Act of 1933, as amended, to be offered pursuant to: (i) the ALEC Holdings, Inc. 1999 Stock Incentive Plan, (ii) the Alaska Communications Systems Group, Inc. 1999 Stock Incentive Plan, (iii) the Alaska Communications Systems Group, Inc. 1999 Non-Employee Director Stock Compensation Plan and (iv) the Alaska Communications Systems Group, Inc. 1999 Employee Stock Purchase Plan (collectively, the "Plans").

          In that connection, we have reviewed and examined (i) the Registration Statement; (ii) the Plans; (iii) the Amended and Restated Certificate of Incorporation of the Company as currently in effect; (iv) the Amended and Restated By-Laws of the Company as currently in effect (the "By-Laws"); (v) a specimen certificate representing the Shares; (vi) certain resolutions of the Board of Directors of the Company; and (vii) such other corporate records, certificates and other documents, and such matters of law as we have considered necessary or appropriate for purposes of rendering this opinion.

          With respect to factual matters, we have relied upon representations and certificates of officers of the Company and upon certificates and assurances from public officials. We have also assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. We have assumed that the certificates representing the Shares conform to the specimen thereof examined by us and have been duly countersigned by a transfer agent and duly registered by a registrar of the Shares.

          Based on, and subject to, the foregoing and the other matters set forth herein, we are of the following opinion:

          (i) The Company is a corporation duly organized and validly existing under the laws of the state of Delaware;

          (ii) The Plans, including the proposed delivery of up to 6,021,489 Shares thereunder, have been duly authorized by appropriate corporate action of the Company; and

          (iii) The Shares, upon issuance, when delivered pursuant to the provisions of the Plans, will be validly issued, fully paid and non-assessable.

          We are members of the Bar of the State of New York, and we have not considered, and we express no opinion as to, the laws of any jurisdiction other than the federal laws of the United States of America, the State of New York and the General Corporation Law of the State of Delaware.

          We consent to the inclusion of this opinion as an Exhibit to the Registration Statement. We further consent to the reference to us in Item 5 of
Part II of the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended.


                                   Very truly yours,


                                   /s/ WACHTELL, LIPTON, ROSEN & KATZ